AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) dated as of September 9, 2008, by and between Old Berliner, Inc., a Delaware corporation (“OBI”), and Berliner Communications, Inc., a Delaware corporation (“BCI”).

WHEREAS, OBI wishes to transfer its business and substantially all of its assets to BCI solely in exchange for voting shares of BCI in a transaction intended to qualify as a “reorganization” within the meaning of Section 368(a)(l)(C) of the Internal Revenue Code of 1954, as amended (the “Code”), it being contemplated by BCI and OBI that OBI will thereafter, as an integral part of the transaction, distribute the shares of BCI received in the transaction to OBI’s shareholders in complete liquidation of OBI and dissolve; and BCI wishes to acquire the business and substantially all of the assets of OBI on the terms and conditions set out herein; and

WHEREAS, BCI desires to complete the transaction in order to facilitate OBI’s distribution of shares of common stock of BCI, par value $.01 per share (“BCI Common Stock”) to OBI’s shareholders so that the outstanding shares of BCI Common Stock will be held by a significantly larger number of record shareholders, which will increase the “public float” of BCI Common Stock.

NOW, THEREFORE, BCI and OBI, agree as follows:

1. Exchange of Assets.

1.01 Exchange of Assets. On the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 4.01), effective as of the Closing Date (as defined in Section 4.01), BCI shall acquire from OBI, and OBI shall assign, transfer, convey and deliver to BCI, all of OBI’s right, title and interest in and to all of the assets and properties of OBI including, without limitation, 13,104,644 shares of the Common Stock of BCI registered in the name of OBI (the “OBI Transferred Shares”) as the same shall exist on the Closing Date, except for the Excluded Assets as described in Section 1.02, all of such assets and properties being hereinafter collectively referred to as the “Transferred Assets,” which Transferred Assets constitute (and on the Closing Date will constitute) substantially all of the assets of OBI.

1.02. Excluded Assets. Notwithstanding anything to the contrary which may be contained herein, the Transferred Assets shall not include:

(a) cash in an amount equal to $400,000 less the amount of cash expended by OBI from and after the date hereof to and including the Closing Date for the expenses and costs incurred by OBI in connection with this Agreement and the transactions contemplated herein, including its liquidation and dissolution.

(b) OBI’s minutes of meetings of its board of directors and shareholders, tax records, shareholder records and share ledgers; and

(c) OBI’s rights under or pursuant to this Agreement.

1.03 Instruments of Transfer. On the Closing Date, OBI shall deliver, or cause to be delivered, to BCI (a) duly executed instruments of transfer and assignment, including, without limitation, bills of sale and assignments and the certificate(s) representing the OBI Transferred Shares endorsed in blank, in form and substance reasonably satisfactory to BCI and its counsel, sufficient to vest in BCI valid title to all of OBI's right, title and interest in and to the Transferred Assets, free and clear of all mortgages, claims, liens, charges or encumbrances of any kind or nature whatsoever, and (b) a check in the amount of all cash and cash equivalents included in the Transferred Assets.

1.04 Assumption of Liabilities. BCI does not and shall not assume any liabilities or obligations of OBI.

1.05. Tax-Free Reorganization. The transactions contemplated by this Agreement are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, all of the Issued Shares (as defined below) are intended to constitute consideration issued in connection with the reorganization, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code. The parties hereto agree to prepare and file tax returns that are consistent with the intention of having the transactions contemplated by this Agreement constitute a reorganization within the meaning of Section 368 of the Code.

2. Exchange Consideration.

2.01 Exchange Consideration. In exchange for, and in consideration of, the assignment, conveyance and transfer of the Transferred Assets as provided herein, BCI shall convey and deliver to OBI at the Closing a certificate or certificates for 13,104,644 shares (as may be hereafter be adjusted as provided in Section 2.02 hereof) of the common stock, par value $.01 per share, of BCI (the “Issued Shares”).

2.02 Adjustment of Number of Issued Shares. If after the date of this Agreement and prior to the Closing Date, BCI shall (a) declare any dividend payable in shares of BCI Common Stock to its common stockholders of record prior to the Closing Date; or (b) split, combine, reclassify or make a similar change in the outstanding shares of BCI Common Stock, an equitable adjustment shall be made in the number of Issued Shares deliverable to OBI hereunder on the Closing Date under Section 2.01.

3. Closing.

3.01 Closing. The closing of the transactions to be effected hereunder (the “Closing”) shall be held at the offices of Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, New York, NY 10022 at 10:00 A.M. on the third business day after all of the conditions to Closing as set forth in Articles 7 and 8, shall have been satisfied, or at such other place or at such other time as BCI and OBI may mutually agree (the “Closing Date”).

4. Representations and Warranties of OBI. OBI represents and warrants to and agrees with BCI as follows:

4.01 Organization and Good Standing. OBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OBI has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. OBI is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualification.

4.02 Capitalization of OBI. All of the outstanding shares of capital stock of OBI are owned beneficially and of record as set forth on Schedule 4.02 hereof.

4.03 Authority and Compliance. OBI has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by OBI of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate actions (except for the approval of the shareholders of OBI). This Agreement has been duly and validly executed and delivered on behalf of OBI and constitutes a valid obligation of OBI, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required by OBI or any of its shareholders to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.04 No Conflict. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under the articles of incorporation or by-laws of the OBI.

4.05 Title. OBI has good and valid title to the Transferred Assets free and clear of all liens, security interest and other encumbrances of any kind or nature whatsoever.

5. Representations and Warranties of BCI. BCI hereby represents and warrants to OBI as follows:

5.01 Organization and Good Standing. BCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it.

5.02 Authority and Compliance. BCI has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by BCI of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of BCI and constitutes a valid obligation of BCI, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. Except for filings and approvals under applicable federal and states securities laws, no consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by BCI in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.03 No Conflict. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under (i) any contract or other agreement or instrument to which BCI is a party or by which BCI or any of its properties or assets is bound; (ii) the certificate of incorporation or by-laws of BCI; or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to BCI.

5.04 SEC Filings. BCI has delivered to OBI (i) its annual report on Form 10-K with respect to the fiscal year ended June 30, 2007 and (ii) its quarterly report on Form 10-Q with respect to the quarter ended March 31, 2008 (the “SEC Filings’”). The SEC Filings are true, complete and correct in all material respects. The financial statements contained in the SEC Filings are true, complete and correct and fairly present in all material respects the financial position of the BCI as of the respective dates thereof and the results of operations for the periods then ended and have been prepared in conformity with GAAP applied on a basis consistent with prior periods. None of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein in light of the circumstances under which they were made not misleading

5.05 Issuance of Shares. The Issued Shares will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of BCI and will not impose personal liability upon the holder thereof.

6. Covenants.

6.01. Registration Statement.

(a) BCI will prepare a Registration Statement on Form S-4 and file the same with the Securities and Exchange Commission (“SEC”) to register the issuance of the Issued Shares to OBI and the subsequent distribution of the Issued Shares by OBI to its shareholders in connection with the subsequent liquidation of OBI (the “Registration Statement”). BCI will file the Registration Statement with the SEC as soon as reasonably practicable after the filing by BCI of its Form 10-K for the year ended June 30, 2008. BCI will use its reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof.

(b) OBI hereby agrees that the taking of the action by BCI set forth in Section 6.01(a) will be in full satisfaction of BCI’s obligations to OBI pursuant to Section 8.1(d) of the Asset Purchase Agreement dated as of February 18, 2005 by and among Novo Networks, Inc. (now known as BCI), Berliner Communications, Inc. (now known as OBI) and certain other parties.

6.02 Proxy Materials. As soon as is reasonably practicable after the Registration Statement has been declared effective, OBI will call a meeting of its shareholders to approve the transactions contemplated by this Agreement. The notice of the meeting sent to such shareholders will include the Prospectus which is a part of the Registration Statement.

6.03 Liquidation. From and after the Closing Date, OBI will not engage in any business, and will promptly liquidate and dissolve as a corporation and will distribute the Issued Shares received pursuant to Section 2 hereof to its shareholders in complete cancellation of their shares of OBI capital stock, except that OBI shall not distribute any fractional interests in shares of BCI common stock but shall arrange for the sale for the account of its shareholders of a sufficient number of shares of BCI common stock to enable it to distribute cash in lieu of any fractional interests to which its shareholders would otherwise be entitled.

6.04 Conduct of OBI Until Closing Date. From and after the date hereof until the Closing Date OBI shall:

(a) operate its business only in the usual, regular and ordinary manner.

(b) not sell, transfer or otherwise dispose of any of the OBI Transferred Shares; and

(c) maintain its books and records in the usual, regular and ordinary manner on a basis consistent with prior periods.

6.05 Access. OBI shall afford BCI and its representatives free and full access during regular business hours to all of the books and record of OBI.

7. Conditions Precedent to the Obligations of BCI. The obligations of BCI pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that BCI may, in its sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby.

7.01 Accuracy of Representations and Warranties. The representations and warranties of OBI contained in this Agreement or any other document delivered to BCI at the Closing in connection with this Agreement shall be true in all material respects on and as of the Closing Date, as if made on and as of the Closing Date.

7.02 Performance of Agreements. OBI shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

7.03  Litigation. Etc. No claim, action, suit, proceeding, arbitration, hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

7.04 Officer's Certificate. BCI shall have received a certificate of an officer of OBI, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 7.01, 7.02 and 7.03 hereof.

7.05 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and all other related legal matters shall have been taken, prepared and completed in a manner reasonably satisfactory to BCI and its counsel; and BCI shall have been furnished with such other instruments and documents as it shall have reasonably requested.

7.06 Shareholder Approval. The shareholders of OBI shall have approved the transactions contemplated by the Agreement in accordance with the provisions of the Delaware General Corporation Law.

8. Conditions Precedent to the Obligations of the OBI. The obligations of OBI under this Agreement are subject to the satisfaction at the Closing of the following conditions; provided, however, that OBI may, in its sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby.

8.01 Accuracy of Representations and Warranties. The representations and warranties of BCI contained in this Agreement or any other document delivered by BCI to OBI at the Closing in connection with this Agreement shall be true in all material respects on and as of the Closing Date, as if made on and as of the Closing Date.

8.02 Performance of Agreements. BCI shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

8.03 Litigation. Etc. No claim, action, suit, proceeding, arbitration, hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

8.04 Officer’s Certificate. OBI shall have received a certificate of an officer of BCI, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 8.01, 8.02 and 8.03 hereof.

8.05 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and all other related legal matters shall have been taken, prepared and completed in a manner reasonably satisfactory to OBI and its counsel; and OBI shall have been furnished with such other instruments and documents as they shall have reasonably requested.

8.06 Shareholder Approval. The shareholders of OBI shall have approved the transactions contemplated by the Agreement in accordance with the provisions of the Delaware General Corporation Law.

9. Indemnification.

9.01 Indemnification by BCI. BCI hereby covenants and agrees with OBI that it shall reimburse and indemnify OBI and their successors and assigns (individually an “Indemnified Party”) and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with a breach of any of the representations, warranties, covenants or agreements made by BCI in this Agreement (a “Claim”).

9.02 Indemnification by OBI. OBI hereby covenants and agrees with BCI that it shall reimburse and indemnify BCI and its successors and assigns (also individually an “Indemnified Party”) and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with a breach of any of the representations, warranties, covenants or agreements made by OBI in this Agreement (also a “Claim”).

9.03 Right to Defend. etc. If the facts giving rise to any such indemnification shall involve any actual Claim or demand by any third party against an Indemnified Party, the indemnifying party shall be entitled to notice of and entitled to defend or prosecute such Claim at its expense and through counsel of its own choosing if it advises the Indemnified Party in writing of its intention to do so within thirty (30) days after notice of such Claim has been given to the indemnifying party (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing). Such Indemnified Party shall cooperate in the defense and/or settlement of such Claim, but shall be entitled to be reimbursed for all costs and expenses incurred by it in connection therewith. No settlement of any Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld; provided, however, that if such indemnifying party has been offered the opportunity to defend such Claim and has elected not to do so then settlement may be made without the consent of the indemnifying party.

10. General Provisions.

10.01 Survival of Representations, Warranties, Covenants, and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and the closing of the transactions contemplated hereby.

10.02 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.03 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement to any party to any of the other parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, the day following dispatch by an overnight courier service (such as Federal Express or UPS, etc.) or (c) five (5) days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made

If to OBI addressed to:	Old Berliner, Inc.
c/o Richard Berliner, Chief Executive Officer
97 Linden Avenue
Elmwood Park, NJ 07407

with a copy to:	Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue
New York, NY 10022
Attn: George Lander, Esq.

If to BCI addressed to:	Berliner Communications, Inc.
97 Linden Avenue
Elmwood Park, NJ 07407
Attn: Nicholas Day, General Counsel

with a copy to:	Andrews & Kurth LLP
1717 Main Street
Dallas, Texas 75201
Attn: Quentin Faust, Esq.

10.04 Assignability and Amendments. This Agreement shall not be assignable by any of the parties hereto. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.

10.05 Entire Agreement. This Agreement and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.

10.06 Waivers, Remedies. Any condition to the performance of any party hereto which legally may be waived on or prior to the Closing Date may be waived by the party entitled to the benefit thereof. Any waiver must be in writing and signed by the party to be bound thereby. A waiver of any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights under any other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

10.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.08 Headings. All headings (including, without limitation, Article headings and Section titles) are inserted for convenience of reference only and shall not affect the meaning or interpretation of any such provisions or of this Agreement, taken as an entirety.

10.09 Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

10.10 No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed to confer rights on any Person or to indicate that this Agreement has been entered into for the benefit of any Person, other than the parties hereto.

10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws provisions.

10.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.12 Further Assurances. At any time after the Closing Date, each party shall upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

11. Termination.

11.01 Termination. This Agreement may be terminated (notwithstanding approval of the shareholders of OBI:

(a) by the mutual consent in writing of the Boards of Directors of OBI and BCI; or

(b) if the Closing Date has not occurred by June 30, 2009, at any time thereafter by either BCI or OBI, upon ten days prior written notice to the non-terminating party.

11.02 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.01 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement and no party (or any of its officers, directors and shareholders) shall be liable to any other party on account of such termination.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Attest:	OLD BERLINER, INC.

/s/Nicholas Day	By:	/s/ Rich Berliner
Nicholas Day, Secretary		Rich Berliner, CEO & President

Attest:	BERLINER COMMUNICATIONS, INC.

/s/ Raymond A. Cardonne, Jr.	By:	/s/ Rich Berliner
Raymond A. Cardonne, Jr.,		Rich Berliner, CEO & President
Treasurer